Exhibit (h)(7)(a)

                                    AMENDMENT

This Amendment dated 29 June 2001 by and between Harris Trust and Savings Bank ("Harris Bank") and Harris Insight Funds Trust ("Trust") amends each of the Transfer Agency Services Agreement between the parties dated 1 July 1996 and the Administration Agreement between the parties of even date therewith (each an "Agreement" and collectively the "Agreements").

WHEREAS, Regulation S-P of the U.S. Securities and Exchange Commission ("Regulation") and other federal financial services laws and regulations require that third parties that obtain from a financial institution nonpublic personal information about the financial institution's customers enter into a contract that meets the requirements of the Regulation and those federal laws and regulations concerning nondisclosure of such information; and

WHEREAS, Harris Bank in the course of performing the various services described in the Agreements (hereinafter referred to collectively as the "Services") obtains such information from the Trust;

NOW, THEREFORE, in consideration of the promises contained in this Amendment the parties wish to amend their Agreements as follows:

1. Harris Bank agrees that all disclosures that contain information identifying the Trust's customers and financial or any other information pertaining to the Trust's customers, specifically including "non-public personal information" as defined by the Regulation (hereinafter referred to collectively as "Confidential Information"), are and remain the sole and exclusive property of the Trust.

2. Harris Bank agrees: (a) to use the same means it uses to protect its own confidential and proprietary information to maintain the secrecy and confidentiality of the Confidential Information, (b) except as provided in (e) below, not to disclose any Confidential Information to an unaffiliated third party without the prior written consent of the Trust, (c) not to use any Confidential Information for any purposes other than providing the Services, (d) to disclose the Confidential Information only to its employees and affiliates who have a need to know the information for the Services, (e) to disclose the Confidential Information only to its agents, to third parties, and independent contractors: (i) who have a need to know the Confidential Information to perform the Services and (ii) who have executed confidentiality or non-disclosure agreements that include terms materially the same as those in this Amendment,
(f) to inform its employees, agents, independent contractors, and affiliates (collectively called "Representatives") of the confidential nature of the Confidential Information, and (g) to take reasonable steps to prevent the Representatives from acting in a manner inconsistent with the terms of this Amendment.

3. It is not a breach of this Amendment to disclose Confidential Information required to be disclosed by law or judicial process or governmental authorities, provided Harris Bank first gives the Trust reasonable notice of such law, order or process.

4. Harris Bank agrees, upon request of the Trust or the termination of either Agreement, to return immediately all Confidential Information (including copies thereof) obtained pursuant to such Agreement to the Trust or to destroy such Confidential Information and copies as directed by the Trust and to certify their destruction; to make only such copies or partial copies of the Confidential Information as are needed to perform the Services; to include on any copies permitted under this Amendment any Trust or third-party confidentiality or proprietary notices and legends that appear on the original documents; and immediately to notify the Trust in writing if Harris Bank discovers that it has lost or is otherwise unable to return any Confidential Information.

5. Harris Bank agrees that in addition to whatever other remedies to which the Trust is entitled at law or in equity, Harris Bank shall indemnify and save harmless the Trust from and against any claims, liability, costs, damages and expenses (including legal fees and disbursements) that the Trust is legally obligated to pay third parties as a result of Harris Bank's breach of its obligations under this Amendment.

6. Harris Bank acknowledges that, notwithstanding the execution of this Amendment, the Trust maintains the sole and absolute discretion to determine what, if any, information it will release to Harris Bank. The Trust's disclosure of Confidential Information to Harris Bank shall not be construed as granting Harris Bank a license or any rights under any copyright legislation, patent legislation, or rights in trade secrets.

7. All other terms and conditions of the Agreements shall continue in full force and effect. In event of a conflict between a provision of this Amendment and a provision of either Agreement, this Amendment shall govern. This Amendment shall survive the termination of the Agreements.

8. With respect to the Trust, a Massachusetts business trust, each of the parties hereto acknowledges and agrees that, to the extent trustees or officers of the Trust are regarded as entering into this Agreement, they do so only as trustees or officers and not individually, and that the obligations of this Agreement are not binding upon any such trustee or officer individually, or upon any shareholder, employee, or agent of the Trust, but are binding only upon the assets and property of the Trust or series thereof.

IN WITNESS WHEREOF, the parties have set their hands as of the date first above written.


HARRIS INSIGHT FUNDS TRUST                 HARRIS TRUST AND SAVINGS BANK

By:      /s/ Merrill J. Sklenar            By:          /s/ Peter P. Cappacio
     --------------------------------      ------------------------------------

Name:    Merrill J. Sklenar                Name:       Peter P. Capaccio
     --------------------------------      ------------------------------------

Title:   V.P.                              Title:      S.V.P.
      -------------------------------      ------------------------------------

Date:    June 29, 2001                     Date:       June 29, 2001
     --------------------------------      ------------------------------------